UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 8, 2008 [April 7, 2008]

CHINA TITANIUM & CHEMICAL CORP.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-18272 (Commission File Number)	87-0467339 (IRS Employer Identification No.)

1530 - 9 Avenue S.E., Calgary, Alberta, Canada T2G 0T7

 (Address of principal executive offices)               (Zip Code)

(403) 693-8000

Registrant’s telephone number, including area code

Not applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 2, 2008, the Company accepted subscriptions pursuant to a private placement as described below under Item 3.02.

On April 7, 2008, China Titanium & Chemical Corp. (the “Company”) executed a Share Exchange Agreement effective as of April 1, 2008 (the “Exchange Agreement”) between 1010423651 Saskatchewan Ltd. (dba Far Vista Studios), Far Vista Holdings Inc., a private Saskatchewan corporation and the Company.  Under the terms of the Exchange Agreement the Company agreed to acquire, all of the issued and outstanding shares of Far Vista Holdings Inc., a wholly owned subsidiary of Far Vista Studios.  The proposed acquisition will result in Far Vista Holdings Inc. becoming a wholly-owned subsidiary of China Titanium upon closing.  The Exchange Agreement calls for the issuance of a total of 10,416,600 shares of the Class A common stock of the Company to Far Vista Studios in exchange to the transfer of all of the shares of Far Vista Holdings Inc. to the Company.

Closing of the Exchange Agreement is April 15, 2008, (the “Closing Date”) and is subject to, among other things, the following terms and conditions:

(a)

The satisfactory completion of due diligence investigations by both parties; and

(b)

Delivery of all financials of Far Vista Holdings Inc. required pursuant to applicable securities laws.

Following completion of all of the above conditions on the Closing Date: (i) all of the issued and outstanding shares of Far Vista Holdings Inc. will be transferred to  the Company  making the Company will be the sole shareholder of Far Vista Holdings Inc.; (ii) Far Vista Studios will receive an aggregate of 10,416,600 shares of Class A common stock of the Company; and (iii) the current directors of the Company will resign and Far Vista Studios will appoint directors and officers to the Company.  After giving effect to the 3,000,000 shares of Class A common stock to be issued pursuant to the private placement, the 10,416,000 will represent approximately 53% of the total issued and outstanding Class A common shares of the Company.  The closing of this transaction will effect a change in control of the Company.

Far Vista Holdings Inc. holds a Licensing Agreement for the worldwide rights to a computer game called “Run The Gauntlet”.

Following the completion of the acquisition of Far Vista, we will be engaged in the business of development, distribution, marketing and sales of video game software products and online video games.

ITEM 3.02

UNREGISTERED SALES OF EQUITY SECURITIES

Pursuant to private placements subscription agreements received on March 13, 2008, and accepted by the Company on April 2, 2008, the Company sold a total of 3,000,000 units of the Company’s Class A common stock, $0.001 par value, at a per share price of $0.10 per unit, each unit consisting of one share of Class A common stock and warrants to purchase one additional share of Class A common stock at a price of $0.20 per share exercisable on or before April 1, 2009.  The Company received gross proceeds of $300,000 from the sale of the aforementioned securities.  The private placement offering was conducted by the directors, officers and promoters of the Company.  There were no commissions or finders fees paid in respect of this private placement.

The private placement was sold to a total of seven (7) offshore investors all of whom were accredited.  The private placement  of the above-referenced securities was pursuant to Section 4(2) of the Act and/or Regulation S promulgated thereunder since, among other things, all subscribers are located outside the “United States” and were not “United States persons”, the transaction was conducted in an “offshore transaction”,  the transaction did not involve a public offering, the investors were accredited investors, the investors had access to information about the Company and their investment, the investors took the securities for investment and not for resale, and we took appropriate measures to restrict the transfer of the securities.

Item 9.01

Financial Statements and Exhibits

(d) Exhibits

Copies of the following documents are included as exhibits to this current report pursuant to Item 601 of Regulation S-K:

Exhibit Number	Description
10.1	Subscription Agreement	Filed herewith.
10.2	Share Exchange Agreement	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA TITANIUM & CHEMICAL CORP.
April 8, 2008	By: /s/ Michel Bourbonnais Michel Bourbonnais Chief Executive Officer

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